EXHIBIT 5.1

Pillsbury Winthrop LLP
50 Fremont Street
San Francisco, California 94105

June 17, 2003

LodgeNet Entertainment Corporation
3900 West Innovation Street
Sioux Falls, South Dakota 57107-7002

Re:	Public Offering of $200,000,000 Aggregate Principal Amount of 9.50% Senior Subordinated Notes due 2013

Ladies and Gentlemen:

     In connection with the public offering by LodgeNet Entertainment Corporation (the “Company”) of $200,000,000 aggregate principal amount of the Company’s 9.50% Senior Subordinated Notes due 2013 (the “Notes”) pursuant to (a) a Registration Statement on Form S-3 (Registration No. 333-88958) under the Securities Act of 1933 (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 23, 2002, as amended by Amendment No. 1 filed with the Commission on June 14, 2002 (collectively, the “Registration Statement”), (b) a prospectus dated June 18, 2002 and the accompanying prospectus supplement dated June 16, 2003 (collectively, the “Prospectus”) and (c) an Indenture to be entered into as of June 18, 2003 between the Company and HSBC Bank USA, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture to be entered into as of June 18, 2003 (collectively, the “Indenture”), you have requested our opinion with respect to the matters set forth below.

     In connection with the preparation of this opinion, we have reviewed the Indenture, the form of the Notes, the Registration Statement, the Prospectus and such corporate proceedings and other matters as we have deemed necessary or appropriate as a basis for this opinion. In such review, we have assumed that the Indenture will be duly authorized, executed and delivered by the Trustee, the Notes will be properly authenticated by the manual signature of an authorized representative of the Trustee, and the signatures on all documents examined by us are genuine, which assumptions we have not independently verified.

     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Notes have been duly authorized by the Company and, when executed and authenticated in accordance with the provisions of the Indenture and when issued, sold and delivered in the manner and for the consideration stated in the Underwriting Agreement dated as of June 13, 2003 (the “Underwriting Agreement”) between the Company and Bear, Stearns & Co. Inc., as the representative on behalf of the several underwriters named therein, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as (i) may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether considered in a proceeding in equity or at law) and (iii) may be limited by an implied covenant of reasonableness, good faith and fair dealing.

     We are members of the Bar of the States of New York and California and do not express any opinion as to the law of any jurisdiction other than the law of the States of New York and California and the Delaware General Corporation Law.

     We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated June 17, 2003, which is incorporated by reference into the Registration Statement and the Prospectus, and to the references to this firm under the headings “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP LLP

[E-09028]